Code of Ethics

March 18, 2014

Stone Ridge III Business Center ▪ N14 W23833 Stone Ridge Drive ▪ Suite 350A ▪ Waukesha ▪ WI ▪ 53188

TABLE OF CONTENTS

1.	GENERAL PROVISIONS	1
1.1.	Professional Responsibilities	1
1.2.	Failure to Comply	2
2.	COVERED PERSONS	2
2.1.	Supervised Persons include	2
2.2.	Access Persons include any supervised person who:	3
2.3.	Family Members	3
3.	BUSINESS CONDUCT STANDARDS	3
3.1.	Compliance with Laws and Regulations	3
3.2.	Conflicts of Interest	4
3.3.	Personal Securities Transactions	4
3.4.	Outside Business Interests	5
3.5.	Gifts and Loans	5
4.	INSIDER TRADING	6
5.	REPORTING REQUIREMENTS	7
5.1.	Scope	7
5.2.	Reportable Securities	7
5.3.	Reporting Exceptions	8
5.4.	Initial/Annual Holdings Report	8
5.5.	Quarterly Transaction Reports	9
6.	RECORDKEEPING REQUIREMENTS	9
7.	FORM ADV DISCLOSURE	10
8.	WHISTLEBLOWER PROCEDURES	10
9.	ACKNOWLEDGMENT OF RECEIPT	10

1.	General Provisions
1.1.	Professional Responsibilities

Global View Capital Management, LLC (“GVCM”) is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. GVCM is dedicated to providing effective and proper professional investment management services. GVCM’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with GVCM.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice. Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under Rule 204A-1 of the Investment Advisers Act of 1940, GVCM is required to establish, maintain and enforce a written code of ethics reasonably designed to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations. In meeting such responsibilities to our clients, GVCM has adopted this Code of Ethics (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest. The Code, including any amendments, is provided to all supervised persons and is also intended to lessen the chance of any misunderstanding between GVCM and our employees regarding such trading activities.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, or after consultation with the senior management of GVCM, grant exceptions to the provisions contained in this manual only when it is clear that the interests of GVCM’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The senior management of GVCM will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.

1.2.	Failure to Comply

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with GVCM. It is important that employees understand the reasons for compliance with this Code. GVCM’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with GVCM.

2.	Covered Persons
2.1.	Supervised Persons include:
•	directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);
•	any person who assists in determining the composition of any model, strategy or portfolio of any GVCM separately managed accounts or mutual funds;
•	any person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control;
•	any member of the firm’s Investment Advisory Committee;
•	employee’s of the adviser;
•	any licensed or unlicensed persons in any support capacity at any GVCM Branch location;
•	temporary workers; consultants; interns and independent contractors; and
•	Access persons.

2.2.	Access Persons include any supervised person who:
•	has access to nonpublic information regarding any client’s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser or its affiliates manage;
•	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic;
•	is involved or has influence assists in determining the composition of any model, strategy or portfolio of any GVCM separately managed account or mutual funds or
•	all GVCM directors, officers, partners and members of the Investment Advisory Committee.

If there is any question by a supervised person as to whether they are also considered an Access person under this Code, they should consult with the CCO for clarification on the issue.

2.3.	Family Members

For purposes of personal securities reporting requirements, GVCM considers the Access persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

3.	Business Conduct Standards
3.1.	Compliance with Laws and Regulations

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti-Money Laundering. All supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired or sold by a client:

•	to defraud such client in any manner;
•	to mislead such client, including by making a statement that omits material facts;
•	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
•	to engage in any manipulative practice with respect to such client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.

3.1.1 Safeguarding of Firm, Branch and/or Personal Assets

All supervised persons must comply with all applicable federal, state and local laws and statutes as they apply to fraud and/or theft of firm, branch or personal assets. Supervised persons are required to promptly notify the Chief Compliance Officer of any suspected violation.

3.2.	Conflicts of Interest

GVCM, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Conflicts among Client Interests. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by lower ticket charges to the Investment Adviser Representative (“IAR”) over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). GVCM specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades. GVCM prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions. In order to avoid any potential conflict of interest between GVCM and its clients, securities transactions for the accounts of access persons in the same security as that purchased/sold for advisory accounts may only be executed on the same day as those of clients if blocked in the same trade and at the same price as clients.

No Transactions with Clients. GVCM specifically prohibits supervised persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client (i.e. the client is a public company).

3.3.	Personal Securities Transactions

Personal securities transactions by access persons are subject to the following trading restrictions:

Short Term Trading. No Access Person of GVCM may purchase and subsequently sell (or sell and purchase) the same security within any 60-day period, unless such transaction is approved in advance in writing by the CCO. The CCO shall consider the totality of the circumstances, including whether such transaction is necessitated by an unexpected special circumstance involving the Access Person, whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and Legacy’s policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration of these issues, the CCO shall have the sole authority to grant or deny permission to allow execution of the trade.

Initial Public Offerings (IPO) and Limited or Private Offerings. Access persons are prohibited from acquiring any securities in an initial public offering or limited offering (i.e. private placement) without first obtaining written pre-clearance from the CCO. The CCO must receive pre-clearance from a member of senior management. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of their position with GVCM.

The final decision will then be sent in writing to the access person requesting the permission for the IPO or limited offering. Only upon receipt of the written approval from GVCM can the access person then engage in the purchase of the requested IPO. The CCO must maintain final written approval or denial for their files.

3.4.	Outside Business Interests

A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with GVCM’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission.

GVCM does not wish to limit any supervised person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, GVCM must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

3.5.	Gifts and Loans

Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted or given. All gifts given or received to or from a prospect, client or vendor must be recorded on the firm’s gift log .

Gifts of Cash or Gift Cards. Cash gifts given or received by a supervised person is never allowed. Gift Cards may be given or received in denominations of ten dollars or less.

Acceptance of Extraordinary Gifts. Acceptance of extraordinary or extravagant gifts is prohibited. Any such extravagant gifts must be declined and returned in order to protect the reputation and integrity of GVCM. All gifts received by a supervised person of GVCM that might violate this Code must be promptly reported to the CCO.

Solicitation of Gifts. GVCM’s supervised persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts. GVCM’s supervised persons may not give any gift with a value in excess of $100 per year to an advisory client or persons who do business with, regulate, advise or render professional service to GVCM.

Loans. Supervised Persons of GVCM are prohibited from loaning money to, or borrowing money from, clients, brokers, vendors, or other persons.

4.	Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If a GVCM supervised person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advises the CCO or a principal of GVCM accordingly. Acting on such information may subject the supervised person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in GVCM’s Compliance Manual. All GVCM supervised persons are required to read and acknowledge having read such procedures annually.

5.	Reporting Requirements

5.1.   Scope

The provisions of this Code apply to every security transaction, in which an access person of GVCM has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an access person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them. An access person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership. An access person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other GVCM clients with similar investment objectives.

If an access person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

The CCO’s reports and transactions will be reviewed by a member of senior management for any evidence of improper holdings, trading activities, or conflicts of interest by the CCO.

5.2.	Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

•	direct obligations of the United States;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	shares issued by money market funds;
•	shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and
•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

5.3.	Reporting Exceptions

Under Rule 204A-1, access persons are not required to submit:

•	any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;
•	a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and
•	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that GVCM holds in its records so long as GVCM receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.4.   Initial/Annual Holdings Report Initially

Any employee of GVCM who during the course of their employment becomes a supervised person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial/Annual Securities Holdings Report Certification no later than 10 days after the employee becomes an access person. The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person. A copy of the current brokerage statement may be stapled to the Holdings Report in lieu of manually filling out the report.

Annually

Every supervised person must submit an Initial/Annual Securities Holdings Report Certification to the CCO due by the last business day of January of each year. The annual holdings requirement will be satisfied through receipt by the CCO of year-end statements received directly from the custodian. The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person.

5.5.	Quarterly Transaction Reports

All supervised persons must arrange for duplicate statements to be sent to the CCO. Following receipt of the quarterly statements transaction information, the CCO will review each transaction for any evidence of improper trading activities or conflicts of interest by the supervised person. After careful review of each report, the CCO will document that they conducted such review. Quarterly securities transaction information is to be maintained by GVCM in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act.

6.	Recordkeeping Requirements

GVCM will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place, in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act:

•	A copy of each Code that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;
•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
•	A list of the names of persons who are currently, or within the past five years were, access persons;

•	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in initial public offerings limited offerings for at least five years after the end of the fiscal year in which approval was granted, and;
•	Any waiver from or exception to the Code for any employee of GVCM subject to the Code.

7.	Form ADV Disclosure

A description of the code will be provided in GVCM’s ADV Part 2. With the description, a statement will be made that GVCM will provide a copy of the code to any client or prospective client upon request.

8.	Whistleblower Procedures

Any conflict of interest, unlawful activity, theft, fraud, suspicious activity or other activity or situation that any supervised person observes or suspects may violate the Code of Ethics, any other firm policy or procedure or any federal, state or local laws or statutes is required to immediately contact the Chief Compliance Officer at 262-650-1030 x118. If the supervised person suspects the CCO of wrongdoing, they should contact firm management.

All reports will be confidential to the extent possible and will not be discussed with any unauthorized persons of the firm. However, if required the Securities Exchange Commission, Department of Labor or Federal, State or Local law enforcement may be notified.

9.	Acknowledgment of Receipt

GVCM will provide all supervised persons with a copy of GVCM’s Code of Ethics. Each supervised person must acknowledge, initially and annually on the form provided by GVCM, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein. In addition, GVCM will provide and supervised persons must agree to acknowledge any subsequent amendments to the Code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by GVCM to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.

This Code is revised, approved and promulgated effective March 18, 2014. For Global View Capital Management, LLC:

By: James F. Wawrzyniakowski Chief Compliance Officer

I certify that I have received and read Global View Capital Management’s Code of Ethics and the following amended sections:

•	2.1 – Definition of Supervised Persons
•	2.2 – Definition of Access Persons
•	3.1.1 – Safeguarding of Firm, Branch and/or Personal Assets
•	3.5 – Gifts and Loans
•	5.4 – Initial/Annual Holdings Report
•	5.5 – Quarterly Transactions Report
•	8 – Whistleblower Procedures

I agree to comply with the afore mentioned Code as amended and understand that any violation of the Code may result in disciplinary action up to and including termination with Global View Capital Management and/or notification of said violations to regulatory authorities or law enforcement.

Name:

Signature:

Date: